Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Novartis AG of our report dated January 28, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers AG

Basel, Switzerland

November 19, 2020